                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(m)(2))

[X] Definitive Proxy Statement
    Definitive Additional Materials
    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                      STATEMENT REGARDING ADVISORY BALLOT

  The enclosed Advisory Ballot is solicited by the Nominating Committee of the Board of Directors of Certified Grocers of California, Ltd. (the "Company"). This Statement, and the enclosed Advisory Ballot and Candidates' Statements, were first mailed to shareholders on or about January 9, 1998. The address of the principal executive office of the Company is 2601 South Eastern Avenue, Los Angeles, California 90040.

                  FUNCTION AND PURPOSE OF THE ADVISORY BALLOT

  At the Company's Annual Meeting of Shareholders, presently scheduled for April 14, 1998, the 15 members of the Company's Board of Directors will be elected. Twelve directors will be elected by the holders of the Company's Class A Shares, and three directors will be elected by the holders of the Company's Class B Shares.

  In connection with the Annual Meeting, the Board of Directors will solicit proxies. However, the enclosed Advisory Ballot is not a proxy, and at this time WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

  Pursuant to the Company's Bylaws, the Board of Directors annually appoints a Nominating Committee to select the 15 persons who will be nominated by the Board of Directors for election by the shareholders to the Board of Directors. The enclosed Advisory Ballot is being solicited by the Nominating Committee from the holders of the Company's Class A Shares to assist the Nominating Committee in selecting the 12 persons who will be submitted as nominees for election as directors by the holders of such shares. This Advisory Ballot is not being used by the Nominating Committee in connection with its selection of the three persons who will be submitted as nominees for election as directors by the holders of the Company's Class B Shares.

  The Advisory Ballot contains the names of 18 persons, 12 of whom are incumbent directors and three of whom have been designated as representing Northern California shareholders. Of the three representing Northern California shareholders, the Nominating Committee will nominate for election at least two of these persons whether or not they are among the 12 persons receiving the highest number of votes on the Advisory Ballot. The two to be nominated will be those receiving the highest number of votes from among the three persons designated in the Advisory Ballot as representing Northern California shareholders. With this exception, it is the policy of the Nominating Committee to abide by the results of the vote on the Advisory Ballot and to select as nominees for election to the Board of Directors the persons receiving the highest number of votes up to the number of persons to be nominated. However, such results are advisory only and are not binding on the Nominating Committee, and the Nominating Committee may in its discretion disregard the results, in whole or in part, in making its selection of nominees.

  The Nominating Committee will consider the recommendations of shareholders concerning persons to be included in the Advisory Ballot, and concerning persons to be nominated for election by the holders of the Company's Class B Shares. The Company's Bylaws require that a director be either an employee of the Company, a shareholder, or that the director be a member of a partnership which is a shareholder, or an employee of a corporation which is a shareholder. Persons recommended to the Nominating Committee can be considered only if they satisfy these requirements. All recommendations must be in writing and must be submitted to the Nominating Committee on or before September 1 of each year. Recommendations should be submitted to the Nominating Committee at the address of the Company's principal executive office set forth above.

                ADVISORY BALLOT VOTING RIGHTS AND SOLICITATION

  As of December 23, 1997, the Company had outstanding 47,200 Class A Shares held 100 shares each by 472 shareholders. If you were the holder of record of Class A Shares on that date, you may vote on the enclosed Advisory Ballot. Set forth below are the persons named in the Advisory Ballot, all of whom have consented to being named in the Advisory Ballot. Incumbent directors are denoted by an asterisk and persons designated as representing Northern California shareholders are denoted by the parenthetical letter "N".

    Louis A. Amen*                     Jay McCormack*
    John Berberian*                    Morrie Notrica*
    Marc Claypool (N)                  Michael A. Provenzano*
    Edmund Kevin Davis                 Edward J. Quijada
    John T. Fujieki*                   Gail Gerrard Rice*
    Darioush Khaledi*                  Bijan H. Rodd
    Mark Kidd* (N)                     Mimi R. Song
    Michael Leum                       James R. Stump*
    Willard R. MacAloney*              Kenneth Young* (N)

  In voting on the Advisory Ballot, you are entitled to cast one vote each for up to 12 of the persons named in the Advisory Ballot. While you may vote for fewer than 12 of the persons named in the Advisory Ballot, if you vote for more than 12 of the persons named, your Advisory Ballot will be invalidated. In addition, if you cast more than one vote for any person named in the Advisory Ballot, only one vote will be counted for that person and the additional votes will be disregarded.

  The return envelope accompanying the enclosed Advisory Ballot is marked with a control number. THE ADVISORY BALLOT WILL NOT BE VALID UNLESS IT IS RETURNED IN THE ENVELOPE PROVIDED AND THE CONTROL NUMBER IS LEGIBLE. TO BE VALID, THE ADVISORY BALLOT MUST BE RECEIVED ON OR BEFORE JANUARY 30, 1998.

  The Company's independent accountants, Deloitte & Touche, L.L.P., will tabulate the vote on the Advisory Ballot.

  The cost of soliciting the Advisory Ballots, consisting of the preparation, printing, handling, mailing and tabulation of the Advisory Ballots, this Statement and related material, will be paid by the Company.

                            PRINCIPAL STOCKHOLDERS

  As of December 23, 1997, no person is known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholders known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company are Cala Co., Bay Area Warehouse Stores, Inc. and Ralphs Grocery Company, 1100 West Artesia Boulevard, Compton, California 90220 (20,361 Class B Shares or approximately 5.28% of the outstanding Class B Shares) (Cala Co. and Bay Area Warehouse Stores, Inc. are wholly owned by Ralphs Grocery Company which is in turn wholly owned by The Yucaipa Companies, 10000 Santa Monica Boulevard, Los Angeles, California 90067); and Hughes Markets, Inc., 14005 Live Oak Avenue, Irwindale, California 91706 (19,413 Class B Shares or approximately 5.03% of the outstanding Class B Shares).

              SECURITY OWNERSHIP AND OTHER INFORMATION CONCERNING
              MANAGEMENT AND PERSONS NAMED IN THE ADVISORY BALLOT

  The following table sets forth the beneficial ownership of the Company's Class A Shares and Class B Shares, as of December 23, 1997, by each director or his or her affiliated company, including the directors elected by the holders of the Company's Class B Shares, by each person or his or her affiliated company named in the Advisory Ballot who is not a director, and by all directors and such persons as a group. No officer of the Company owns shares of any class of the Company's stock.

                                                      SHARES OWNED
                                         --------------------------------------
                                           CLASS A SHARES     CLASS B SHARES
                                         ------------------ -------------------
        NAME AND                          NO.   % OF TOTAL    NO.   % OF TOTAL
   AFFILIATED COMPANY                    SHARES OUTSTANDING SHARES  OUTSTANDING
   ------------------                    ------ ----------- ------- -----------
Louis A. Amen...........................   100     0.21%      9,509    2.46%
 Super A Foods, Inc.
John Berberian..........................   100     0.21%      7,615    1.97%
 Berberian Enterprises, Inc.
Michael Bonfante........................   100     0.21%     12,614    3.27%
 Nob Hill General Store, Inc.(1)
Marc Claypool...........................   100     0.21%          0    0.00%
 One Stop Supermarkets
Edmund Kevin Davis......................   100     0.21%        485    0.13%
 Bristol Farms Markets
Harley J. DeLano........................   100     0.21%     20,361    5.28%
 Cala Foods, Inc.(1)(2)
John T. Fujieki.........................   100     0.21%      8,380    2.17%
 Star Markets
Roger K. Hughes.........................   100     0.21%     19,413    5.03%
 Hughes Markets, Inc.(1)
Darioush Khaledi........................   100     0.21%     15,967    4.14%
 K. V. Mart Co.
Mark Kidd...............................   100     0.21%      1,950    0.51%
 Mar-Val Food Stores, Inc.
Michael Leum............................   100     0.21%      3,150    0.82%
 Pioneer Foods, Inc.
Willard R. MacAloney....................   100     0.21%      2,933    0.76%
 Mac Ber, Inc.
Jay McCormack...........................   100     0.21%        732    0.19%
 Alamo Market(3)
Morrie Notrica..........................   100     0.21%      9,520    2.47%
 Joe Notrica, Inc.
Michael A. Provenzano...................   100     0.21%        982    0.25%
 Pro & Son's, Inc.
Edward J. Quijada.......................   100     0.21%      2,567    0.67%
 Tresierras Brothers Corp
Gail Gerrard Rice.......................   100     0.21%      1,414    0.37%
 Gerrards Markets
Bijan H. Rodd...........................   100     0.21%      2,737    0.71%
 Koshan, Inc.(4)
James R. Stump..........................   100     0.21%      2,131    0.55%
 Stump's Market, Inc.
Mimi R. Song............................   100     0.21%     16,214    4.20%
 Super Center Concepts, Inc.
Kenneth Young...........................   100     0.21%      2,660    0.69%
 Jack Young's Supermarkets(5)
                                         -----     -----    -------   ------
                                         2,100     4.45%    141,334   36.62%
                                         =====     =====    =======   ======

--------
(1) Elected by holders of Class B Shares.
(2) These shares are owned by Ralphs Grocery Company and its affiliates, Cala Co. and Bay Area Warehouse Stores, Inc.
(3) Mr. McCormack also is affiliated with Glen Avon Food, Inc. which owns 100 Class A Shares and 390 Class B Shares (0.10% of the outstanding Class B Shares) and Yucaipa Trading Co., Inc. which owns 100 Class A Shares and 276 Class B Shares (0.07% of the outstanding Class B Shares).
(4) Mr. Rodd also is affiliated with Rodbin, Inc. which owns 100 Class A Shares and 1,946 Class B Shares (0.50% of the outstanding Class B Shares).
(5) Mr. Young also is affiliated with Bakersfield Food City, Inc. dba Young's Markets which owns 100 Class A Shares and 355 Class B Shares. (0.09% of the outstanding Class B Shares).

  The following table sets forth the present directors of the Company, including the directors elected by the holders of the Company's Class B Shares, the year such directors were first elected to the Board of Directors, those persons named in the Advisory Ballot who are not directors of the Company, and certain other information.

                                          AGE AS   YEAR
                                            OF     FIRST    PRINCIPAL OCCUPATION
                  NAME                   12/31/97 ELECTED    DURING LAST 5 YEARS
                  ----                   -------- -------   --------------------
 Louis A. Amen (Chairman of the Board)..    68     1974   President, Super A
                                                          Foods, Inc.
 John Berberian.........................    46     1991   President, Berberian
                                                          Enterprises, Inc.,
                                                          operating Jons Markets
 Michael Bonfante(1)....................    56     1995   Chairman, President and
                                                          Chief Executive Officer,
                                                          Nob Hill General Store,
                                                          Inc.
 Marc Claypool..........................    35      --    Vice President, One Stop
                                                          Supermarkets
 Edmund Kevin Davis.....................    44      --    President, Chairman and
                                                          CEO, Bristol Farms,
                                                          previously Sr. Vice
                                                          President of Marketing,
                                                          Ralphs Grocery Company.
 Harley J. DeLano(1)....................    60     1995   President, Cala Foods,
                                                          Inc., Division of Ralphs
                                                          Grocery Company
 John T. Fujieki........................    48     1997   President and COO, Star
                                                          Markets, Ltd. since
                                                          1995; formerly Senior
                                                          Vice President
 Roger K. Hughes(1).....................    63     1985   Chairman and Chief
                                                          Executive Officer,
                                                          Hughes Markets, Inc.
 Darioush Khaledi.......................    51     1993   Chairman of the Board
                                                          and Chief Executive
                                                          Officer, K. V. Mart Co.,
                                                          operating Top Valu
                                                          Markets and Valu Plus
                                                          Food Warehouse
 Mark Kidd..............................    47     1992   President, Mar-Val Food
                                                          Stores, Inc.
 Michael Leum...........................    35      --    Vice President, Pioneer
                                                          Foods, Inc.
 Willard R. "Bill" MacAloney............    62     1981   President and Chief
                                                          Executive Officer, Mac
                                                          Ber, Inc., operating Jax
                                                          Market
 Jay McCormack..........................    47     1993   Owner-Operator, Alamo
                                                          Market; Co-owner, Glen
                                                          Avon Market
 Morrie Notrica.........................    68     1988   President and Chief
                                                          Operating Officer, Joe
                                                          Notrica, Inc., operating
                                                          The Original 32nd Street
                                                          Market
 Michael A. Provenzano..................    55     1986   President, Pro & Son's,
                                                          Inc., operating
                                                          Southland Market;
                                                          President, Provo Inc.
                                                          and President Pro and
                                                          Family Inc., formerly
                                                          President, Carlton's
                                                          Market, Inc.
 Edward J. Quijada......................    50      --    Executive Vice
                                                          President, Tresierras
                                                          Brothers Corp.; formerly
                                                          Assistant Division
                                                          Manager, Procurement &
                                                          Material, TRW, Inc.
 Gail Gerrard Rice......................    49     1997   Executive Vice
                                                          President, Gerrards
                                                          Markets, operating
                                                          Gerrards Cypress Center
 Bijan H. Rodd..........................    43      --    Chairman and Chief
                                                          Executive Officer,
                                                          Koshan, Inc., Chairman
                                                          and Chief Executive
                                                          Officer, Rodbin, Inc.,
                                                          operating Payless
 Mimi R. Song...........................    40      --    President and Chief
                                                          Executive Officer, Super
                                                          Center Concepts, Inc.
 James R. Stump.........................    59     1982   President, Stump's
                                                          Market, Inc.
 Kenneth Young..........................    53     1994   Vice President, Jack
                                                          Young's Supermarkets;
                                                          Vice President,
                                                          Bakersfield Food City,
                                                          Inc. dba Young's Markets

--------
(1) Elected by holders of Class B Shares.

                         BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of nine meetings during the fiscal year ended August 30, 1997. Each incumbent director who was in office during such year attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by those committees of the Board on which he served.

  The Company has an Audit Committee which presently consists of director Kenneth Young, Committee Chairman, and directors Darioush Khaledi and Gail Gerrard Rice. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of the Committee. This Committee, which met two times during the Company's last fiscal year, is primarily responsible for approving and reviewing the services performed by the Company's independent auditors, reviewing the annual results of their audit, and reviewing the Company's accounting practices and system of internal accounting controls.

  The Company has an Executive Compensation Committee which presently consists of director Darioush Khaledi, Committee Chairman, and directors Roger K. Hughes, Mark Kidd, Willard R. "Bill" MacAloney, Jay McCormack and James R. Stump. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of this Committee. This Committee, which met three times during the Company's last fiscal year, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board of Directors concerning such matters.

  The Company has a Nominating Committee which presently consists of director Morrie Notrica, Committee Chairman, and directors John Berberian, Mark Kidd, Jay McCormack, Gail Gerrard Rice and James R. Stump. Louis A. Amen, Chairman of the Board of Directors, and Alfred A. Plamann, President and CEO, are ex-officio members of this Committee. This Committee, which met two times during the Company's last fiscal year, is responsible for selecting nominees to be submitted by the Board of Directors to the shareholders for election to the Board of Directors.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As noted under the caption "Board Meetings and Committees", the Company's Executive Compensation Committee presently consists of directors Darioush Khaledi, Roger K. Hughes, Mark Kidd, Willard R. "Bill" MacAloney, Jay McCormack and James R. Stump, as well as ex-officio member and Chairman of the Board, Louis A. Amen.

  As Chairman of the Board, Mr. Amen is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which other directors are entitled. Mr. McCormack was employed by the Company as a senior sales representative from November 1975 to May 1986, but has not been employed by the Company since that time. The Company's President and Chief Executive Officer, Alfred A. Plamann, is a member of the Board of Directors of K.V. Mart Co., of which Committee member and director Darioush Khaledi is Chairman and Chief Executive Officer.

  In the course of its business, the Company has made loans and loan guaranties, and has entered into lease guarantees and subleases, involving its patrons. As described below, the Company has entered into such transactions with certain patrons with which members of the Executive Compensation Committee are affiliated.

 Loans and Loan Guarantees:

                           AGGREGATE LOAN BALANCES AT AUGUST 30, 1997 MATURITY
        DIRECTOR                     (DOLLARS IN THOUSANDS)             DATE
        --------           ------------------------------------------ ---------
Darioush Khaledi..........                   $2,107                   1998-1999
Mark Kidd.................                      768                   1997-2003
Willard R. "Bill"
 MacAloney................                      648                        2002
Jay McCormack.............                      495                   1998-2001
James R. Stump............                      303                   1999-2001

  The Company has guaranteed 10% of the principal amount of two third party loans to K.V. Mart Co., of which director Darioush Khaledi is an affiliate. The loans mature in 2002. At December 1, 1997, the maximum principal amount of this guarantee was $607,000.

 Lease Guarantees and Subleases:

                                     NO. OF TOTAL CURRENT ANNUAL RENT MATURITY
        DIRECTOR                     STORES  (DOLLARS IN THOUSANDS)     DATE
        --------                     ------ ------------------------- ---------
Darioush Khaledi....................    3             $975            2004-2016
Willard R. "Bill" MacAloney.........    3              385            2002-2011
James R. Stump......................    3              143            1998-2002
Mark Kidd...........................    1              121                 2008

  In the course of its business, the Company has also entered into supply agreements with members of the Company. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing, delivery, discounts and allowances. The Company has entered into supply agreements with members with which certain directors on the Company's Executive Compensation Committee are affiliated. Members affiliated with directors Khaledi, Kidd, MacAloney and McCormack have entered into supply agreements with the Company. These supply agreements vary in terms and length, and expire at various dates through 2002, but are subject to earlier termination in certain events. Fiscal 1997 purchases totaled approximately $87,452,000, $8,436,000, $12,651,000 and
$4,700,000, respectively.

  Since transactions of the foregoing type are only entered into with patrons of the Company, it is not possible to assess whether transactions with patrons, including patrons with which directors are affiliated, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms which are consistent with terms available to other patrons similarly situated.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The principal components of the Company's executive compensation program consist of an annual salary, an annual cash bonus the payment of which is dependent upon the Company performance during the preceding fiscal year, and certain pension, retirement and life insurance benefits.

SALARY

  The Committee reviews and discusses the salary recommendations made by the CEO for each officer, in closed session and without management personnel other than the CEO being present. This process is subjective and centers on the Committee's consideration of the CEO's evaluation of individual officers based on various subjective criteria. The criteria includes the CEO's perception of officer performance against individual officer responsibilities and goals, the relative value and importance of individual officer contribution toward organizational success, relative levels of officer responsibilities, changes in the scope of officer responsibilities, and officer accomplishments and contributions during the preceding fiscal year. The Committee sets the CEO's salary based on its assessment of the CEO's performance in light of the foregoing policies and considerations.

The salaries as approved by the Committee are submitted to the Board of Directors, which made no changes in the salaries submitted for 1997.

  In providing for calendar year 1997 increases in officer salaries, including that of the CEO, the Committee took note of continuing process improvements and cost control efforts implemented by the officer team under the direction of the CEO. The Committee also recognized the continuing efforts made under the CEO's leadership toward restructuring of Company operations. These efforts resulted in the addition of significant new customer volume, pricing efficiencies which were passed on to the Company's membership, substantial savings in operating costs, improved cash flow management, and improved efficiency of internal operations. As a result, during fiscal year 1996, the Company recorded strong volume gains, produced major improvement in patronage dividends, and better positioned itself to compete for more new business in the future.

ANNUAL BONUSES

  In recognition of the relationship between Company performance and enhancement of shareholder value, Company officers may be awarded annual cash bonuses. For Company officers other than the CEO, bonuses for fiscal year 1997 are awarded pursuant to an annual executive incentive plan. The plan uses a performance matrix to determine an earned incentive, expressed as a percent of base salary. The performance measures are pre-patronage dividend income and revenue growth. The earned incentive determined by these performance measures, as may be adjusted at the discretion of the CEO, is awarded as a bonus. The CEO may raise or lower the bonus, up to a maximum of twenty-five percent of the earned incentive, based on individual contributions to the overall performance of the Company. For fiscal year 1997, the largest bonus awarded in the senior officer group was 25% of base salary, while the largest bonus awarded to all other officers was 20% of base salary.

  The CEO's bonus is determined by the Committee's score of Company performance and CEO performance against specified criteria and performance targets. The criteria and performance targets are established by the Board of Directors at the beginning of the fiscal year. Company performance is determined by the weighted average of certain objective criteria (pre-patronage dividend income, capital adequacy and asset utilization), and scored against specified performance targets. CEO performance is scored based on the weighted average of certain subjective criteria (CEO leadership with the Board, CEO leadership with senior management, CEO impact on industry and community and performance of senior management as a team). The scores for Company performance and CEO performance comprise sixty percent and forty percent, respectively, of the overall CEO score. The CEO is eligible for a maximum annual bonus of forty-eight percent of base salary.

  Bonuses awarded to the CEO and the named executives are disclosed in the Summary Compensation Table.

BENEFITS

  Consistent with the objective of attracting and retaining qualified executives, the compensation program includes the provision of pension benefits to Company employees, including officers, under the Company's defined benefit pension plan, which is described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company's Employees' Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company's Employee's Excess Benefit Plan which is a nonqualified plan. In the case of those officers who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal year 1995 for the benefit of the CEO and other named executive officers is set forth in the footnotes to the Summary Compensation Table. The Company also provides additional retirement benefits to its officers pursuant to an Executive Salary Protection II, which is described in connection with the Pension Plan Table.

 Executive Compensation Committee Members

  Darioush Khaledi, Chairman

  Louis A. Amen

  Roger K. Hughes

  Mark Kidd

  Willard R. "Bill" MacAloney

  Jay McCormack

  James R. Stump

EXECUTIVE OFFICER COMPENSATION

  The following table sets forth information respecting the compensation paid during the Company's last three fiscal years to the President and Chief Executive Officer (CEO) and to certain other executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION
                                 ----------------------------
                                 FISCAL                          ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR  SALARY($)(1) BONUS($) COMPENSATION($)
---------------------------      ------ ------------ -------- ---------------
Alfred A. Plamann                 1997    383,750    168,000      31,919(2)
President & CEO                   1996    352,500    100,000      27,895
                                  1995    322,150     50,000      24,290
Daniel T. Bane                    1997    235,000     60,000      16,137(3)
Senior Vice President & CFO       1996    215,000     55,000      14,446
                                  1995    200,000     20,000       1,231
Charles J. Pilliter               1997    195,000     49,500      15,733(4)
Senior Vice President             1996    183,000     46,500      14,459
                                  1995    172,000     15,000      13,174
Robert M. Ling, Jr.(6)            1997    184,000     37,400       5,466(5)
Vice President--General Counsel   1996     65,962     35,000      20,000
and Secretary
Corwin J, Karaffa(6)              1997    159,750     32,400      11,083(7)
Vice President--Distribution      1996    151,000     30,600       6,458
                                  1995     89,231      7,000

--------
(1) While the table presents salary information on a fiscal year basis, salary is determined by the Company on a calendar year basis. Thus, salary information with respect to any given fiscal year reflects salary attributable to portions of two calendar year salary periods of the Company.
(2) Consists of a $8,961 Company contribution to the Company's Employees' Sheltered Savings Plan, a $20,432 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $2,526 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(3) Consists of a $9,344 Company contribution to the Company's Employees' Sheltered Savings Plan, a $5,814 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $979 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(4) Consists of a $9,358 Company contribution to the Company's Employees' Sheltered Savings Plan, a $5,578 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $797 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(5) Consists of a $5,466 Company contribution to the Company's Employees' Sheltered Savings Plan.
(6) Messrs. Ling and Karaffa became officers of the Company in fiscal 1996 and 1995, respectively.
(7) Consists of a $10,200 Company contribution to the Company's Employees' Sheltered Savings Plan, a $493 Company contribution to the Company's Employee Excess Benefit and Supplemental Deferred Compensation Plan, and $390 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

  The Company has a defined benefit pension plan which covers its non-union and executive employees. Benefits under this plan are based on formulas using compensation and employee service periods and are subject to the appropriate IRS tables and limitations. The Company's Executive Salary Protection Plan II ("ESPP II"), provides additional post-termination retirement income based upon the participant's salary and years of service. The funding for this benefit is facilitated through the purchase of life insurance policies, the premiums for which are paid by the Company.

  ESPP II is targeted to provide eligible executives with a retirement benefit, including the defined benefit, of up to 65% of a participant's final salary, based on formulas which include years of service and salary. Executives become eligible for ESPP II after three years of service as an executive officer of the Company. Upon eligibility, executives vest at a rate of 5% per year (with all years of continuous service credited) up to a maximum of 13 years. The ESPP II benefit is limited to a maximum amount payable per year based on the year in which the executive retires. That amount for persons retiring in 1997 is $89,888. This limitation is subject to increase based on amounts approved by the Board of Directors. Payments under ESPP II are discounted for executives who retire prior to age sixty-five. At August 30, 1997, credited years of service for named officers are: Mr. Plamann, 8 years; Mr. Bane, 3 years; Mr. Pilliter, 21 years; Mr. Karaffa, 2 years; and Mr. Ling, 1 year.

  The following table illustrates the estimated annual benefits under the combined defined benefit plan and ESPP II plan. The amounts shown represent annual compensation for qualifying executives with selected years of service as if such executives had retired on August 30, 1997 at age sixty-five.

                              PENSION PLAN TABLE

                                             YEARS OF SERVICE
                           -----------------------------------------------------
REMUNERATION               5 YEARS  10 YEARS 15 YEARS 20 YEARS 25 YEARS 33 YEARS
------------               -------- -------- -------- -------- -------- --------
$100,000.................. $ 26,088 $ 52,176 $ 68,264 $ 69,352 $ 70,440 $ 72,181
 125,000..................   32,610   65,220   85,330   86,690   88,049   90,225
 150,000..................   39,132   78,264  102,395  104,027  105,659  108,270
 160,000..................   41,741   83,481  109,222  110,962  112,703  115,487
 175,000..................   44,766   89,531  116,797  117,812  118,828  120,452
 200,000..................   51,016  102,031  120,315  130,458  135,078  136,702
 225,000..................   57,266  110,173  120,315  130,458  140,600  152,952
 250,000..................   63,516  110,173  120,315  130,458  140,600  156,828
 300,000..................   76,016  110,173  120,315  130,458  140,600  156,828
 350,000..................   88,516  110,173  120,315  130,458  140,600  156,828
 400,000 and above........  100,030  110,173  120,315  130,458  140,600  156,828

EXECUTIVE EMPLOYMENT, TERMINATION AND SEVERANCE AGREEMENTS

  The Company is a party to an employment contract with Alfred A. Plamann, the Company's President and Chief Executive Officer. The contract has a three year term, presently expiring in February 2000. The contract is renewed annually at the end of each year for one additional year unless notice is given prior to year end by either party of intent to terminate. After the fifth year, such notice is to be given prior to the end of the second year of the then existing term and unless given, the contract is extended for one year. Under the contract, Mr. Plamann serves as the Company's President and Chief Executive Officer and receives a base salary, currently $390,000, subject to annual review and upward adjustment at the discretion of the Board of Directors. Mr. Plamann is also eligible for annual bonuses, up to a maximum of 48% of base salary, based on performance criteria established by the Board of Directors at the beginning of each fiscal year. Additionally, Mr. Plamann will receive employee benefits such as life insurance and Company pension and retirement contributions.

  The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann's resignation, death or disability. Except where termination is for cause or is due to Mr. Plamann's resignation, death or disability, the contract provides that Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

  The Company has executed Severance Agreements with Senior Vice Presidents Daniel T. Bane and Charles J. Pilliter. The agreements extend for three years until April 2, 2000 and contain provisions for annual extensions subject to certain parameters. Among other provisions, the agreements provide for the payment of one year's salary plus bonus upon termination, as defined in the agreements.

DIRECTOR COMPENSATION

  Each director receives a fee of $500 for each regular board meeting attended, $200 for each committee meeting attended and $200 for attendance at each board meeting of a subsidiary of the Company on which the director serves. In addition, directors are reimbursed for Company related expenses.

CUMULATIVE TOTAL SHAREHOLDER RETURN

  The following graph sets forth the five year cumulative total shareholder return on the Company's common stock as compared to the cumulative total return for the same period of the S&P 500 Index and Peer Issuers consisting of Spartan Stores, Inc. and Roundy's, Inc. Like the Company, Spartan Stores and Roundy's are retailer-owned wholesale grocery distributors. While Spartan Stores pays a dividend on its stock, the Company and Roundy's do not. The shares of the Company and the Peer Issuers are not traded on any exchange and there is no established public market for such shares. The price of the Company's shares during each of its fiscal years is the book value of such shares as of the end of the prior fiscal year.


                           [LINE CHART APPEARS HERE]


DATE           S&P 500        PEER ISSUERS   COMPANY
----           -------        ------------   -------
1993            112.0           106.3           100.7
1994            114.8           113.6           100.4
1995            135.7           123.3           102.1
1996            157.5           115.5           103.4
1997            217.2           120.9           107.9

                   TRANSACTIONS WITH MANAGEMENT AND PERSONS
                         NAMED IN THE ADVISORY BALLOT

  All directors of the Company and all persons named in the Advisory Ballot who are not directors (or the firms with which such directors and persons are affiliated) purchase groceries, related products and store equipment from the Company or its subsidiaries in the ordinary course of business at prices and on terms available to patrons generally. Except for Ralphs Grocery Company, which with its affiliated companies accounted for approximately 5.5% of consolidated sales, during the fiscal year ended August 31, 1996, no director of the Company or person named in the Advisory Ballot who is not a director (nor the firms with which such directors and persons are affiliated) accounted for in excess of 5% of the Company's consolidated sales.

  As described below, the Company has made loans and loan guarantees and has entered into lease guarantees and subleases with patrons with which certain directors and nominees of the Company are affiliated.

 Loans and Loan Guarantees:

                                                                      MATURITY
     DIRECTOR              AGGREGATE LOAN BALANCES AT AUGUST 30, 1997   DATE
     --------              ------------------------------------------ ---------
                                     (DOLLARS IN THOUSANDS)
Mimi R. Song..............                   $3,750                        2002
Bijan H. Rodd.............                    1,566                        2004
John Berberian............                      429                   1999-2000
Marc Claypool.............                      183                        2003
Michael A. Provenzano.....                      282                   1997-2000
Edward J. Quijada.........                       12                        1999

 Lease Guarantees and Subleases:

                                    NO. OF                           EXPIRATION
     DIRECTOR                       STORES TOTAL CURRENT ANNUAL RENT  DATE(S)
     --------                       ------ ------------------------- ----------
                                            (DOLLARS IN THOUSANDS)
Michael A. Provenzano..............    2             $351            2016-2017
Harley DeLano......................    2              327                 2009
John Berberian.....................    1              120                 2004
Bijan H. Rodd......................    1               10                 1999

  The Company proposes to guarantee a lease of market premises to be constructed and leased by Bristol Farms Markets, with which nominee Edmund Kevin Davis is affiliated. The guarantee will have a term of ten years, with the Company's exposure being capped at approximately $1.9 million initially and declining to approximately $880,000 during the guarantee term. The Company's exposure could be further reduced or eliminated based upon the store's achievement of certain annual sales levels.

  The Company leases its produce warehouse to Joe Notrica, Inc., with which director Morrie Notrica is affiliated. The lease is for an initial term of five years expiring in November 1998 and contains an option to extend for an additional five year period. Monthly rent during the initial term is $24,000. Rent during the option period will be the lesser of fair rental value or the current rent adjusted to reflect the change in the Consumer Price Index.

  The Company has entered into supply agreements with members with which certain directors and nominees are affiliated. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing, delivery, discounts and allowances. Member affiliated with directors Bonfante, DeLano and Provenzano and nominee Song have entered into supply agreements with the Company. These supply agreements vary in terms and length, and expire at various dates through 2004, but are subject to earlier termination in certain events. Fiscal 1997 purchases totaled approximately $72,003,000, $47,007,000, $7,019,000, and $89,418,000,
respectively.

  In August 1997, the Company entered into an agreement with Ralphs Grocery Company ("Ralphs") providing for the dissolution of Golden Alliance Distribution, a joint venture partnership previously formed for the purpose of providing for the shared use of the Company's general merchandise warehouse located in Fresno, California. The dissolution agreement provides that certain amounts owed by Ralphs to the Company at August 30, 1997 will be offset by future redemption of excess Class B Shares held by Ralphs and its affiliates. If redemptions of Class B Shares are insufficient to satisfy the remaining obligation at December 31, 2000, Ralphs will satisfy the shortfall with a cash payment.

  Since transactions of the foregoing type are only entered into with patrons of the Company, it is not possible to assess whether transactions with patrons, including patrons with which directors or nominees are affiliated, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms which are consistent with terms available to other patrons similarly situated.

  On February 1, 1995, GCC made a loan of $69,000 to Corwin J. Karaffa, the Company's Vice President-Distribution. The loan was for the purpose of assisting Mr. Karraffa in acquiring a home in connection with his becoming employed by the Company. The loan bore interest at 8% per annum and was secured by a second deed of trust on the home. The loan had a term of eight years, with interest only payable during the first five years. This loan was repaid in December 1997.

  Certain other transactions involving other directors of the Company are described beginning at page 5 under the caption "Compensation Committee Interlocks and Insider Participation."

             SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  Under the present rules of the Securities and Exchange Commission (the "Commission"), and in view of the presently anticipated date of the Company's Proxy Statement for this year's Annual Meeting of Shareholders, the deadline for shareholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Shareholders is expected to be October 21, 1998. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Commission. Such proposals should be submitted to the Corporate Secretary of the Company at the address of the Company's principal executive office shown on the first page of this Statement.

                                          BY ORDER OF THE NOMINATING COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Robert M. Ling, Jr., Corporate
                                           Secretary

Dated: January 9, 1998

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED AUGUST 30, 1997, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY OF THE COMPANY AT THE ADDRESS OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE SHOWN ON THE FIRST PAGE OF THIS STATEMENT.

                                ADVISORY BALLOT
                   MARK UP TO 12 NAMES, BUT NOT MORE THAN 12.

The parenthetical letter "N" designates representatives for Northern California shareholders.

 [_]Louis A. Amen (Incumbent)
 [_]John Berberian (Incumbent)
 [_]Marc Claypool (N)
 [_]Edmund Kevin Davis
 [_]John T. Fujieki (Incumbent)
 [_]Darioush Khaledi (Incumbent)
 [_]Mark Kidd (N) (Incumbent)
 [_]Michael Leum
 [_]Willard "Bill" MacAloney (Incumbent)
 [_]Jay McCormack (Incumbent)
 [_]Morrie Notrica (Incumbent)
 [_]Michael A. Provenzano (Incumbent)
 [_]Edward J. Quijada
 [_]Gail Gerrard Rice (Incumbent)
 [_]Bijan H. Rodd
 [_]Mimi R. Song
 [_]Jim Stump (Incumbent)
 [_]Kenneth Young (N) (Incumbent)

                                   IMPORTANT!

This ballot is not a proxy. At this time we are not asking you for a proxy, and request that you not send us a proxy.

This ballot is not valid unless returned in the envelope provided. It must be received by January 30, 1998.

                                     1998

                                ADVISORY BALLOT


================================================================================

                            Candidates' Statements

================================================================================




                              [LOGO OF CERTIFIED]
                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

================================================================================
                             Candidates' Statements
================================================================================

                            LOUIS A. AMEN
[PHOTO APPEARS HERE]        (Incumbent)
                            Super A Foods, Inc.
                            Los Angeles & Orange Counties

     For the past 23 years, Mr. Amen has served on the board of directors of Certified Grocers and is the current chairman of the board. As chairman, Mr. Amen is an ex-officio member of all board committees and ex-officio director of all Certified's subsidiaries. Mr. Amen is also a director and past chairman of California Grocers Association.

     Mr. Amen is the owner-operator of Super A Foods with 10 stores. He has been actively involved in the food industry for over 54 years and a Certified member of 45 years.

                            JOHN BERBERIAN
[PHOTO APPEARS HERE]        (Incumbent)
                            Berberian Enterprises, Inc.
                            dba
                            Jons Markets
                            Los Angeles

     Mr. Berberian is currently a member of Certified's Board of Directors where he serves on the Nominating Committee. Mr. Berberian also serves as a member of the board of Grocers Specialty Company and Grocers General Merchandise Company, two of Certified's subsidiaries.

     Mr. Berberian is the owner and president of Jons Markets which operates 11 successful independent stores. Because it is a family-owned chain, Mr. Berberian has acquired experience in all phases of retail operation.

     Since 1977 when he opened his first store, Mr. Berberian has been an active member of Certified and has worked closely with them. As Jons Markets grew to 11 stores, Mr. Berberian has learned how valuable Certified is to its members and is sensitive to the many problems facing independents today.

     Mr. Berberian believes that his past experience as a Certified board member will enable him to make a positive contribution to the Certified membership.

================================================================================
                             Candidates' Statements
================================================================================

                            MARC CLAYPOOL
[PHOTO APPEARS HERE]        One Stop Supermarkets
                            Ione

     Mr. Claypool is the vice president of One Stop Supermarkets in Ione, California. He joined the business in 1977 and has been involved in all aspects of store management since.

     Mr. Claypool believes that tools such as: Preferred Customer Card; DSD Receiving; POS System; Interface to Certified Cost-Change Report; Interactive Ordering; Price Reservation; and a Strong Ad Group are what the independents need to compete in today's marketplace. He believes that all of these tools are in place and available through Certified. As a board member, Mr. Claypool would search for a solution to better educate the membership and increase awareness as to the various tools available to them.

     Mr. Claypool understands that many members have questions and needs in order to operate, and he believes that Certified has the means to satisfy the
needs of independent retailers.   Mr. Claypool is a firm believer that Certified
is abreast or ahead of its competition, and that the opportunity is in creating awareness among its membership that such tools exist. As a board member, Mr. Claypool would positively promote Certified and its programs.

                            EDMUND KEVIN DAVIS
[PHOTO APPEARS HERE]        Bristol Farms Markets
                            Los Angeles

     Mr. Davis is chairman of the board, president and CEO of Bristol Farms, the preeminent specialty food store in Southern California. In the past 18 months, Bristol Farms Company has doubled in size and plans to grow to as many as 25 stores over the next five years.

     Mr. Davis started in the food industry in 1970. He joined Ralphs in 1974 and worked all store level jobs through promotion to store manager in 1980 and, subsequently, managed several high volume Ralphs stores before being promoted to district manager, vice president of sales and advertising and eventually senior vice president of marketing at Ralphs.

     Mr. Davis is a member of C.I.E.S. (International Chain Store Executives) Young Executives Congress, board member of Western Association of Food Chains
(WAFC), executive vice president of the Food Industry Circle for the City of Hope and serves on charity committees with California Hospital, Boy Scouts of Orange County and the Juvenile Diabetes Foundation.

     Supported by scholarships from the Western Association of Food Chains, Mr. Davis graduated from the USC Food Industry Management Program in 1978 and from USC School of Business in 1979. He later graduated as class president of the executive program in the Anderson Graduate School of Business at UCLA.

     In 1986, Mr. Davis was named by Business Week Magazine as one of the 50 "Fast Track Kids" in American business and in 1997, he was named again by the Los Angeles Business Journal as one of their 30 "Up and Comers" in Los Angeles business.

     Mr. Davis believes that Southern California is ripe for significant growth by independents who are flexible in meeting changing consumer expectations and who work together to compete efficiently in this diverse market. Mr. Davis is committed to innovation, leadership and the Southern California Food Industry.

================================================================================
                             Candidates' Statements
================================================================================


                            JOHN T. FUJIEKI
[PHOTO APPEARS HERE]        (Incumbent)
                            Star Markets, Ltd.
                            Honolulu, Hawaii

     Mr. Fujieki is currently a member of Certified's Board of Directors where he serves on the Retail Development Committee. Mr. Fujieki also serves as a member of the board of Grocers General Merchandise Company, Grocers Equipment Company and Grocers Specialty Company, three of Certified's subsidiaries.

     Mr. Fujieki is president and COO of Star Markets, Ltd., headquartered in Honolulu, Hawaii. Star Markets is a successful family run business that has been in operation in Hawaii since 1927. Currently, there are eight Star Markets stores. A ninth store is scheduled to open in fall 1998.

     It is Mr. Fujieki's belief that retailers in Hawaii have had to re-think nearly everything they do because of increased competition from large national discount chains. He also believes they have had to constantly evaluate and re-evaluate their operations to maintain a competitiveness in their marketplace. Mr. Fujieki feels strongly that shipping and lead time, systems technology and ECR are major components in their business processes, and that these processes are integrally connected to all of their creative strategies.

     By being part of the esteemed governing body, Mr. Fujieki will continue to strive for equitable competitive services and resources for all members of the Certified Grocers family.


                            DARIOUSH KHALEDI
[PHOTO APPEARS HERE]        (Incumbent)
                            K.V. Mart Co.
                            dba
                            Top Valu Markets &
                            Valu Plus Food Warehouses

Mr. Khaledi, chairman and chief executive officer of K.V. Mart Co., opened the first Top Valu Market in Torrance in 1977, and has been a member of Certified Grocers from that time forward. Mr. Khaledi now operates 11 Top Valu Markets and 7 Valu Plus Warehouse Markets.

     Mr. Khaledi was elected to the board for a sixth time last year, and plays a major role in the re-engineering of Certified Grocers. He is the chairman of Grocers Capital Company, chairman of the Finance and Personnel and Executive Compensation Committees and an active member of the Administrative, Audit and Retail Development Committees. Mr. Khaledi also serves as a member of the board of Grocers Equipment Company.

     Mr. Khaledi was honored five times by the Progressive Grocers Magazine, and serves on the board of directors for the Food Marketing Institute, California Grocers Association, and the Western Association of Food Chains. He served as the chairman of the board of directors of the California Grocers Association, for the 1996-97 term. Mr. Khaledi maintains a high visibility in the industry and is very involved in industry issues, at the local, state and national levels.

     Mr. Khaledi graduated with a Masters Degree in Civil Engineering from Tehran Polytechnic in 1968. He also graduated from the University of Southern California's Effective Management Program in 1981 and the Cornell University Food Executive Program in July 1995. In July 1996, Mr. Khaledi won the National Entrepreneur of the Year Award in the Retail/Wholesale Distribution Division.

PAGE>

================================================================================
                             Candidates' Statements
================================================================================


                            MARK KIDD
[PHOTO APPEARS HERE]        (Incumbent)
                            Mar-Val Food Stores, Inc.
                            Central Valley

     Mr. Kidd is the owner and president of Mar-Val Food Stores, a family run company in the Central Valley.

     Mr. Kidd is presently the 2nd vice chairman on the Certified Board and serves as a member of the Administrative, Personnel & Executive Compensation, Finance, Nominating and Retail Development Committees. He is the chairman of Grocers Equipment Company, Grocers and Merchants Insurance Service and Springfield Insurance Company - CA, and a director of Springfield Insurance Company - Ltd. He is actively involved in all aspects of the grocery industry. Mr. Kidd has been involved in the grocery business for 27 years, beginning in his high school years. He then went on to graduate from Bringham Young University and returned to California to begin to build onto the company business.

     Mr. Kidd currently serves on the board of directors of California Grocers Association. Mr. Kidd has served on the board of directors of Northern California Grocers Association, becoming chairman in 1984. He also served on the board of directors of National Grocers Association. He is active in his community and church affairs. Mr. Kidd feels that independent grocers need to work together in combating the competition of the major chains and the co-op is the best forum to do that successfully.

     Mr. Kidd welcomes your ideas and asks for your support.

                            MICHAEL LEUM
[PHOTO APPEARS HERE]        Pioneer Foods, Inc.
                            Los Angeles

     As a new director, Mr. Leum believes that he would bring a youthful perspective to the board. He is a former director of the Southern California Grocers Association and the California Grocers Association. Serving on those boards, Mr. Leum was the voice of youth in meetings with seasoned veterans. Mr. Leum also served on the California Grocers Association's shopping cart and emergency preparedness committees.

     Mr. Leum holds a business degree from Pepperdine University, but believes the true classroom is working in the store six days a week. He has grown up within the grocery industry, working for the family business since his teen years, and feels that he has been taught by the best. Mr. Leum has weathered strikes (clerks and teamsters), floods, earthquakes, riots, store openings, remodels, store closures, hirings and lay-offs.

     Mr. Leum has worked every shift and performed almost every job description within the grocery store. He believes that titles should be taken lightly because his own job description can go from vice president to janitor in a moments notice when a clerk calls for a "wet clean-up with broken glass on aisle twelve".

================================================================================
                             Candidates' Statements
================================================================================


                            WILLARD "BILL" MacALONEY
[PHOTO APPEARS HERE]        (Incumbent)
                            Mac Ber, Inc.
                            dba
                            Jax Markets
                            Orange, Los Angeles & Riverside Counties

     Mr. MacAloney is currently a member of Certified's Board of Directors, and is a past chairman of the board. Presently, Mr. MacAloney is a member of the Administrative and Personnel & Executive Compensation Committees, and serves as a member of the board for Grocers and Merchants Insurance Service, Grocers Specialty Company and Springfield Insurance Company - CA, three of Certified's subsidiaries. He participates in all Certified programs.

     In addition to his Certified responsibilities, Mr. MacAloney is vice chairman of the Food Marketing Institute (FMI) of Washington, D.C., and a board member of the California Grocers Association (CGA) and Western Association of Food Chains (WAFC).

     Mr. MacAloney is the president of Mac Ber, Inc., which operates three Jax Markets and two Apple Markets. Mr. MacAloney was the first member of Certified to convert one of his markets into an Apple Market, which is Certified's banner store program.

     Mr. MacAloney believes the board of directors should be the driving force in establishing Certified's future for the success of the independents. A strong co-op is fundamental to the survival of independent grocers in our changing marketplace. Mr. MacAloney is accustomed to getting results even through the most difficult times; he feels that this is the time to have board members who can do the same.


                            JAY McCORMACK
[PHOTO APPEARS HERE]        (Incumbent)
                            Alamo Market, 29 Palms
                            Glen Avon Apple Market,
                            Glen Avon

     Mr. McCormack is the owner-operator of the Alamo Market since 1986, and is co-owner of Glen Avon Market which opened in 1993. Glen Avon Market was recently converted to an Apple Market, which is Certified's banner store program. He worked for Certified Grocers from 1975 to 1986, acquiring a working knowledge of the co-op and its members.

     Mr. McCormack has served you on Certified's Board since July 1992, and is the 1st vice chairman. Mr. McCormack chairs the Retail Development Committee, and serves on the Administrative, Personnel & Executive Compensation, Finance and Nominating Committees. Mr. McCormack is a director of Grocers Capital Company and Grocers Equipment Company, two of Certified's subsidiaries. He is also Chairman of the Board of Banner Marketing, Inc., a subsidiary of Grocers Equipment Company.

     Mr. McCormack believes the board is ultimately responsible for the successful operation of Certified Grocers. He believes the company should focus on four major objectives:
     1. Control and reduce Certified's gross
        margin, which translates into the
        retailers cost of goods;
     2. Control and reduce Certified's expenses as a percentage of sales;
     3. Increase volume through Retail
        Development; and
     4. Provide a satisfactory patronage dividend return to members.

     Mr. McCormack welcomes the opportunity to serve you. Please call him with comments or concerns at 760-367-7216.

================================================================================
                             Candidates' Statements
================================================================================


                            MORRIE NOTRICA
[PHOTO APPEARS HERE]        (Incumbent)
                            Joe Notrica, Inc.
                            dba
                            The Original 32nd Street Market
                            Los Angeles

     Mr. Notrica is president and sole operating officer of one of the largest independent markets in Los Angeles. Under his direction, The Original 32nd Street Market has expanded from 1,800 to 50,000 square feet and is still growing. In addition, he has opened four additional stores.

     In his more than 46 years in the food industry, Mr. Notrica has been active in every phase of the business from the buying of produce and other department commodities, to the complex areas of accounting, payroll and other corporate functions. Mr. Notrica is an innovator whose 16 checkstand scanning registers have attracted interest from retailers as far away as New Zealand, Japan and Finland.

     Mr. Notrica has received resolutions from the Los Angeles City Council and the California State Assembly for his civic affairs activity. He has also received the Progressive Grocers Merchandising Award for 1985-1986 and the Mexican American Grocers Association Retailer of the Year Award for 1987. A member of the Certified Board of Directors, he serves as chairman of the Nominating Committee, and is a member of the Credit and Finance Committees, and the boards of Grocers and Merchants Insurance Service, Grocers General Merchandise Company, Grocers Specialty Company and the Springfield Insurance Companies. He is also a director of California Grocers Association, and serves on the board of directors for the Mexican American Grocers Association. He believes that the retail food industry is a "people business" and he's involved.

                           MICHAEL A. PROVENZANO
[PHOTO APPEARS HERE]       (Incumbent)
                           Pro & Son's, Inc.
                           dba
                           Southland Market, Delano Ranch & Arvin Ranch Markets
                           Ontario, Delano and Arvin

     Mr. Provenzano has worked for 39 years in the grocery industry. He is a graduate of Cal Poly Pomona, where he majored in business. He received a food industry scholarship to USC, and was nominated to the roster of Outstanding Young Men of America.

     Mr. Provenzano serves on the Finance and Retail Development Committees, and is a director for Grocers and Merchants Insurance Service, Grocers General Merchandise Company, Grocers Equipment Company, Grocers Specialty Company and the Springfield Insurance Companies, six of Certified's subsidiaries. He is past chairman of the California Grocers Association and was again selected to serve as director on that board. Representing the independents, Mr. Provenzano serves as a committee member to the Food Marketing Institute (FMI).

     Mr. Provenzano owns Southland Market along with Arvin and Delano Ranch Markets. In 1987 Southland Market was voted as one of the top independents across the United States.

     As an independent he recognizes the needs of retail operators in our changing marketplace and will offer his best efforts to represent you on the board. He welcomes your questions. You may call him at 909-984-8711.

================================================================================
                             Candidates' Statements
================================================================================


                            EDWARD J. QUIJADA
[PHOTO APPEARS HERE]        Tresierras Brothers Corporation
                            an Fernando and Santa Clarita and
                            Santa Clara River Valleys

     Mr. Quijada has over 25 years of management experience and holds an MBA from Loyola Marymount University. He also has over 26 years of service with the U.S. Navy and is currently a Supply Corps Captain and a commanding officer of a 40 person unit in the Naval Reserve.

     As the executive vice president of Tresierras Bros. Corporation (aka Tresierras Markets) for the past four and a half years, Mr. Quijada has been instrumental in the company achieving its operational and growth objectives.
The company has recently opened its fifth market, a beautiful 24,000 sq. ft. supermarket in the City of Santa Paula. As a result of Mr. Quijada's experience at Tresierras Brothers Corporation, he believes he has gained a good understanding of the problems and concerns that the small independent members face everyday, and how Certified can better serve them.

     Mr. Quijada believes his leadership, management and strategic planning expertise would definitely be an asset to Certified's Board of Directors.

                            GAIL GERRARD RICE
[PHOTO APPEARS HERE]        (Incumbent)
                            Gerrards Markets, Inc.
                            Redlands, San Bernardino County

     Ms. Rice is co-owner and executive vice-president of Gerrards Markets in Redlands, a family-owned business with 66 years of successful operation. She joined the business in 1974 and has been involved in all aspects of store management since.

     Ms. Rice is currently a member of Certified's Board of Directors where she serves on the Audit, Nominating and Retail Development Committees. Ms. Rice also serves as a member of the board of Grocers Specialty Company, a subsidiary of Certified.

     Ms. Rice served as president of the Redlands Chamber of Commerce from 1992 to 1994, was named Business Woman of the Year in 1993 by the Redlands Chapter of ABWA and was a 1995 honoree of the University of Redlands Town and Gown for contributions to the business community. She is a graduate of Chapman College (now Chapman University) in Orange.

     Ms. Rice's two stores have supported Certified Grocers throughout the years in all departments. She understands that the future of the independent operator in California is tied to the success of Certified and that the core value of a cooperative wholesaler is to provide product at the lowest possible cost to keep its members competitive. Additionally, Certified must continue with its aggressive support of independent stores by offering the latest in technology, such as the new Certi-Net program now being offered.

================================================================================
                             Candidates' Statements
================================================================================


                            BIJAN H. RODD
[PHOTO APPEARS HERE]        Koshan, Inc.
                            Rodbin, Inc.
                            dba
                            Payless Foods Warehouse
                            Los Angeles

     Mr. Rodd is the chairman and chief executive officer of Payless Foods Warehouse (formerly Bargain Foods). Payless Foods Warehouse presently operates five high volume warehouse type food stores located in primarily Hispanic areas of Southern California. Mr. Rodd was the driving force behind the building of this highly successful five store operation from its inception with a single store in Carson in 1984. Present plans include two additional units within the next 18 months.

     Mr. Rodd received his Associate of Arts Degree in Business Administration from El Camino College, his Bachelors Degree in Civil Engineering from CSULB, and his Masters Degree in Environmental Engineering from CSULB.

     Mr. Rodd believes strongly that the opportunities for the independent market operation will increase significantly during the next decade, and that Certified Grocers will need strong leadership in order to keep pace. He further believes that the energy, passion, and innovative approach which he has employed to continue the sales and profit increases of Payless Food Stores (during a down turn in the general food market place) would be beneficial to Certified Grocers in an effort to maintain that pace.


                            MIMI R. SONG
[PHOTO APPEARS HERE]        Superior Super Warehouse
                            Los Angeles

     Nearly 20 years ago, Ms. Song began her career in the retail food industry. She began her career working hands-on in the store, from cashiering to department manager, to store director. From there Ms. Song moved into corporate operations and has served as president of Superior Super Warehouses since August, 1995. When Ms. Song began with Superior in 1981, Superior operated only one store. Presently, Superior has seven supermarkets with the eighth store opening by the end of the year.

     Ms. Song believes that the face of the supermarket industry in California is changing. She also believes that a co-op of independent stores, supported by Certified Grocers, must be prepared to meet the challenges ahead. Ms. Song feels her experience uniquely qualifies her to help direct Certified toward the 21st century. Ms. Song believes that if she were to serve on the board of directors of Certified Grocers, the independent retailers of California would continue their challenge to stay ahead and be on the leading edge of the retail grocery industry.

================================================================================
                             Candidates' Statements
================================================================================


                            JAMES R. STUMP
[PHOTO APPEARS HERE]        (Incumbent)
                            Stump's Market, Inc.
                            San Diego

     Currently, Mr. Stump is a member of Certified's Board of Directors and serves on the Administrative, Personnel and Executive Compensation, Nominating and Retail Development Committees. He is also a member of the board for Grocers Capital Company, Grocers Equipment Company, Grocers and Merchants Insurance Service and the Springfield Insurance Companies, five of Certified's subsidiaries.

     Mr. Stump has worked in the grocery industry for 43 years, 22 of them with a chain operation where he rose to the post of district manager responsible for 22 stores. He has spent the past 21 years developing and operating his own stores. He is president of Stump's Market, Inc., San Diego.

     Mr. Stump believes because of his experience in both chain store and single-store operations he can relate to the problems and opportunities of each. He feels strongly that areas as large as San Diego and Imperial Counties should have representation on the board.


                            KENNETH YOUNG
[PHOTO APPEARS HERE]        (Incumbent)
                            Jack Young's Supermarkets
                            dba
                            Young's Markets
                            Visalia

     Mr. Young is vice president and a stockholder of Young's Markets, a family run company that has been a member of Certified Grocers since 1950 (47 years). Young's Markets operates five supermarkets and one convenience store located in Visalia and Bakersfield. Mr. Young has been involved in food retailing since 1960. Mr. Young is experienced in all phases of the business including operations, purchasing, advertising, personnel, accounting, data processing, and real estate.

     Mr. Young holds a Masters Degree in Accounting from UCLA and a B.S. Degree from USC's Food Distribution Program (1967-1968). Mr. Young is a supporter of Future Business Leaders of America in high school and is now a professional member of FBLA. Mr. Young is married and has a son and a daughter (twins) both 20 years old.

     Mr. Young currently serves as a member of Certified's Board of Directors and is the chairman of the Audit Committee and Grocers Specialty Company, a subsidiary of Certified.

     Mr. Young feels that an aggressive, efficient wholesaler is tantamount to the survival of the independent operators and vice-versa. The wholesaler must provide products and services at competitive prices. Independent operators must support their wholesaler to maintain or increase the wholesaler's sales volume so that the wholesaler can operate more efficiently. A co-op must be run like any other business, it must be run efficiently as possible to produce profits for its members.

                       [LETTERHEAD OF JONS MARKETPLACE]



                                JOHN BERBERIAN



Fellow Certified Member:

As you already know, I am campaigning for reelection to Certified's Board of Directors. I began in the retail grocery industry in 1977 and have developed my company into a successful eleven-store supermarket chain.

Over the past few years, I have made significant contributions toward several positive modifications at Certified in response to your overwhelming concerns. I am and will continue to be actively involved with Certified's policies and programs that will benefit all of us as members to enable ourselves to stay competitive during these difficult economic times. I believe that with your support and my past experience as a Board member, we can help keep Certified a strong wholesaler. Therefore, if you support a strong Certified organization, then I respectfully request that you vote for my reelection to the Board of Directors of Certified Grocers of California, Ltd.

Thank you.

Sincerely,

/s/ John Berberian
John Berberian
President

/sm

                       [LETTERHEAD OF JONS MARKETPLACE]



                                JOHN BERBERIAN



Fellow Certified Member:

I am currently a member of Certified's Board of Directors where I serve on the Nominating Committee. I also serve as a member of the Board of Grocers Specialty Company and Grocers General Merchandise Company, two of Certified's subsidiaries.

I am the owner and president of Jons Marketplace which operates 11 successful stores. Because it is a family-owned chain, I have acquired experience in all phases of retail operation.

Since my first store was opened in 1977, I have been an active member of Certified and have worked closely with them. As Jons Marketplace grew to 11 stores, I have learned how valuable Certified is to its members and am sensitive to the many problems facing independents today.

I believe that my past experience as a Certified Board member will enable me to make a positive contribution to the Board. If reelected to the Board, I promise to continue to help maintain Certified as a strong wholesaler especially during these challenging economic times. I feel that with a strong organization we will be able to effectively compete in this market.

If you concur that Certified has the potential to become a stronger organization, then I solicit you to support me for election to the Board of Directors of Certified Grocers of California, Ltd.

Sincerely,

/s/ John Berberian
John Berberian

                         CERTIFIED MEMBERSHIP WINS!!!

                                                            [PHOTO APPEARS HERE]


[X]  VOTE FOR MARC CLAYPOOL

     This January to be your representative on Certified Grocers Advisory Board


 .    I am serious about making sure the Independent Retailer is healthy and competitive.

 .    I believe Certified Grocers is the place to be for the independent grocer because of the many programs Certified has to offer.

 .    Many of the members have not identified and taken advantage of many of these programs.

 .    As a member of the Advisory Board I want to help educate the membership on ways of participating, as well as developing more of these programs.

          [X]  Current owner of One Stop Supermarkets and Total Value Foods.
          [X]  35 years old, wife Christy, son Austin.
          [X]  Over 20 years grocery experience.
          [X]  Member of Certified Grocers for eight years.
          [X]  Employee of Certified Grocers for a period of one and half years.
          [X]  Expert on Certified programs.

                         MAKE SURE YOU VOTE IN JANUARY

     If I am elected I will be available to all members, call me at 209-274-4747

                           Fax number: 209-274-4342

                           Home phone: 209-296-1691

                         [LETTERHEAD OF STAR MARKETS]

                                JOHN T. FUJIEKI
                  CAMPAIGN MATERIAL FOR 1998 ADVISORY BALLET
                               CERTIFIED GROCERS
             ----------------------------------------------------

Dear         :

     It has been a great honor and privilege to serve on Certified's Board of Directors as well as Certified's subsidiaries board of Grocers General Merchandise Co., Grocers Equipment Co. and Grocers Specialty Co. I thank you for bestowing your trust in me.

     The endless challenges we face today will continue in 1998. Thus, I will continue to work for the future of our industry with bold new approaches to make our business more viable.

     I ask for your vote of confidence so I can continue my efforts to ensure equitable and competitive services and resources for all members of the Certified Grocers family.

                                       Sincerely,


                                       John T. Fujieki


12/9/97

                [LETTERHEAD OF TRESIERRAS BROTHERS CORPORATION]

-------------------------------------------------------------------------------

December 18, 1997

Fellow Certified Member:

I am the Executive Vice President of Tresierras Bros. Corporation which recently celebrated its 53rd anniversary. My responsibilities include managing all aspects of this expanding family run business of five supermarkets and a bakery. In October 1997, Tresierras opened a beautiful supermarket located in Santa Paula.

I can bring to Certified over 24 years of management experience including 16 years with TRW, Inc. Space and Defense and over 26 years of U.S. Navy experience. I am currently a Naval Reserve Supply Corps Captain (06) and the Commmanding Officer of a 40 person Naval Reserve unit in San Diego which provides aviation supply support to the U.S. Navy Pacific Fleet's aircraft carrier and amphibious ready battle groups in the event of a contingency or war. I have proven leadership skills plus the vision necessary to develop Certified's long term goals and objectives. In addition, I understand how to do the strategic planning necessary to achieve them. I have a Bachelors and Masters Degree in Business Administration from Loyola Marymount University.

Excellence is needed form Certified for us to remain competitive and profitable. Certified must be responsive and totally focused on satisfying the needs of all
                                                                            ---
its members.

I am confident my unique background, education and perspective can help make a
                  -----------------  ---------     -----------
difference in making Certified a stronger, more efficient and effective organization. I firmly believe what we need on the Board are fresh ideas and new
------------                                                 -----------     ---
ways of looking at problems and concerns. Finally, I am committed to helping
----                                                    ---------
Certified grow, just as I have helped Tresierras, because I believe this is
          ----
necessary to ensure the members have an organization with the necessary strength to support them into the next millennium.


                                          Very Truly Yours,


                                          Edward J. Quijada
                                          Executive Vice President

January X, XXXX


Dear Certified Grocers Member:

As a member of Certified Grocers, you are the reason for Certified Grocers' existence. The Board of Directors is there to serve its members.

I am running for re-election to the Board of Directors of Cergro representing Northern California.

My fourth year serving on the Board of Directors of Certified has been exciting for me as well as for Certified. The programs to reduce costs, increase efficiency and accountability are working. Certified is on track to becoming an aggressive, efficient wholesaler. The future looks bright.

I feel that an aggressive, efficient wholesaler is tantamount to the survival of the independent operators.

As a member of the Board of Directors of Certified, I will always work for you. You are the reason that Certified Grocers exists. If you have any questions or suggestions, please call me at (209) 625-9252.

Thank you for your support.

Sincerely,

Kenneth Young
Vice President

P.S. Please vote and send in your advisory ballot by February X, XXXX. You do
     ----------------------------------------------------------------
not have to cast all 12 votes. Just vote for people that you feel would do a good job for you. You can send in your ballot even if you only vote for one person.

                           K E N N E T H   Y O U N G


January X, XXXX


Mr. Young is Vice President and a stockholder of Young's Markets, a family run company that has been a member of Certified Grocers since 1950 (47 Years). Young's Markets operates five supermarkets and one convenience store located in Visalia and Bakersfield. Mr. Young has been involved in food retailing since 1960. Mr. Young is experienced in all phases of the business including operation, purchasing, advertising, personnel, accounting, data processing, and real estate.

Mr. Young holds a Masters Degree in Accounting from U.C.L.A. and a B.S. Degree from U.S.C.'s Food Distribution Program. (1967-1968) Mr. Young is a supporter of Future Business Leaders of America in high school and is now a professional member of FBLA. Mr. Young is married and has a son and daughter both 20 years old (twins).

Mr. Young currently serves as a member of Certified's board of directors and is Chairman of the Audit Committee and is Chairman of Grocers Specialty Company, a subsidiary of Certified.

Mr. Young feels that an aggressive, efficient wholesaler is tantamount to the survival of the independent operators and vice versa. The wholesaler must provide products and services at competitive prices. Independent operators must support their wholesaler to maintain or increase the wholesaler's sales volume so that the wholesaler can operate more efficiently. A Co-op must be run like any other business, it must be run efficiently as possible to produce profits for its members.

January 9, 1998

     RE:  ELECTION OF DIRECTORS'

Dear Certified Shareholder:

A Nominating Committee has been appointed by the Board of Directors of Certified Grocers of California, Ltd., to select nominees for election as Directors for the 1998 Board of Directors.

The enclosed Advisory Ballot is being solicited by the Nominating Committee from the holders of Certified's Class A shares. This is being done to assist the Nominating Committee in selecting the 12 persons who will be nominated by the Board of Directors for election by the holders of the Class A shares. In selecting candidates for the Advisory Ballot, the Nominating Committee has reviewed names suggested by shareholders, as well as those provided by Certified's management. The individuals appearing on the Advisory Ballot have been contacted to determine their willingness to have their names placed on the Advisory Ballot and each has consented.

The Nominating Committee and the Board of Directors took action in 1992 to ensure that there will be Class A representation of Northern California shareholders among those nominated for election to the Board of Directors. Accordingly, the Nominating Committee will place in nomination for election to the Board of Directors a minimum of two (2) names from the candidates representing Northern California on the Advisory Ballot.

We are also enclosing an information statement regarding the Advisory Ballot as well as individual statements by each of the persons named in the Advisory Ballot. You should carefully review these materials before voting on the Advisory Ballot.

The Advisory Ballot contains the names of 18 persons, 12 of whom are incumbent Directors. In addition, 3 persons represent Northern California, 2 of whom are incumbents. As the holder of Class A shares of Certified, you are entitled to vote for up to 12 names on the Advisory Ballot -- one vote for each name selected. While you may vote for fewer than 12 persons named in the Advisory Ballot, your Advisory Ballot will be invalidated if you vote for more than 12 of the named persons. In addition, if you cast more than one vote for any person named in the Advisory Ballot, only one vote will be counted for that person and the additional votes will be disregarded.

Deloitte & Touche, L.L.P. an independent outside auditing firm, will tally the votes.

To assure accuracy and accountability, Deloitte & Touche, L.L.P. has requested that the control number appearing on the enclosed return envelope not be removed.

Certified Shareholder
January 9, 1998
Page Two


THE ADVISORY BALLOT WILL NOT BE VALID UNLESS IT IS RETURNED IN THE ENVELOPE
---------------------------------------------------------------------------
PROVIDED AND THE CONTROL NUMBER IS LEGIBLE.  IN THE EVENT THAT YOU ABSOLUTELY
-----------------------------------------------------------------------------
CAN NOT FIND THE RETURN ENVELOPE, WE ASK THAT YOU NOTIFY MARY KAY DELGADO AT
----------------------------------------------------------------------------
(213) 723-7476.  EXT.4640.
--------------------------

The Advisory Ballot is your opportunity to express your choice for nominees for election as Directors by the holders of Class A shares. YOUR VOTE IS VERY
                                                         -----------------
IMPORTANT and we urge you to please vote your preference and return your
---------
Advisory Ballot so it is RECEIVED BY DELOITTE & TOUCHE, L.L.P. ON OR BEFORE
                         --------------------------------------------------
JANUARY  30, 1998.
------------------


THE NOMINATING COMMITTEE



Morrie Notrica, Chairman
John Berberian
Mark Kidd
Jay McCormack
Gail Gerrard Rice
Jim Stump
Lou Amen (Ex-Officio Member)
Alfred A. Plamann (Ex-Officio Member)



PLEASE NOTE:  The Advisory Ballot is not a proxy, and at this time we are not
-----------
asking you for a proxy and you are requested not to send us a proxy.